Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

AUDITED CONSOLIDATED RESULTS

For the year ended 31 December 2025

Dollar amounts presented herein are in United States Dollars

SALIENT FEATURES

		2025	2024	Percentage change
Revenue	($‘000)	176 382	175 736	0.4%
EBITDA	($‘000)	32 301	40 969	(21.2%)
Headline earnings	($‘000)	4 358	11 002	(60.4%)
Earnings per share	($)	0.01	0.07	(85.7%)
Headline earnings per common share	($)	0.03	0.08	(62.5%)
Net asset value per common share	($)	1.84	1.79	2.8%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings

	2025		2024
	Gross $‘000	Net $‘000	Gross $‘000	Net $‘000
Net income attributable to common shareholders		1 748		9 734
Adjustments
Loss / (Profit) on disposal of plant and Equipment	36	28	(99)	(79)
Impairment of plant and equipment	3 231	2 582	1 586	1 268
Gain on disposal of intangible assets			99	79
Headline earnings		4 358		11 002
Basic and headline earnings per common share (US Dollars)
Earnings		0.01		0.07
Headline earnings (2)		0.03		0.08
Weighted-average common shares outstanding (‘000)(1)		143 020		142 279
Diluted earnings per common share (US Dollars)
Earnings (2)		0.01		0.07
Headline earnings (2)		0.03		0.08
Weighted-average common shares outstanding for diluted (‘000) (2)		143 076		142 397

(1)

The common share outstanding as of December 31, 2025 is as reported in the annual report of Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 11, 2026.

(2)	The December 31, 2025 and 2024 per share indicators were determined by applying International Financial Reporting Standards.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and has been prepared in compliance with the JSE Limited Listings Requirements.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from March 12, 2026, via the JSE link (https://senspdf.jse.co.za/documents/20265/jse/isse/MKRE/YE254.pdf) or on the SEC’s website at
https://www.sec.gov/ix?doc=/Archives/edgar/data/0001826600/000119312526102364/mntk-20251231.htm. The full announcement is also available on the Company’s website https://ir.montaukrenewables.com/” to comply with paragraph 6.35(c)(i) of the JSE Listings Requirements.

March 12, 2026

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#,

MH Ahmed*###, TG Govender*###, J Cunningham*#, Y Shaik* ###

*	Non-executive; #United States of America; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 5313 Campbells Run Road, Suite 200, Pittsburgh, PA 15205

Website: https://ir.montaukrenewables.com/

Montauk Renewables is primary listed on the Nasdaq and secondary listed on the JSE.

Sponsor:

Investec Bank Limited